Exhibit 23.5

November 25, 2013

Bitauto Holdings Limited

New Century Hotel Office Tower, 6/F

No. 6 South Capital Stadium Road

Beijing, 100044

The People’s Republic of China

Re: Bitauto Holdings Limited

Dear Sirs,

We understand that Bitauto Holdings Limited plans to file a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission in connection with its proposed public offering (the “Proposed Offering”).

We hereby consent to the reference to our name and to the use of data from our research reports and amendments thereto, including but not limited to the “2012 Automotive Advertisement Industry Summary and Development Trend Report,” “China’s Automotive Industry Internet Marketing Monitoring Report” for each quarter from 2010 to 2013, and any subsequent amendments to our research reports, in the Registration Statement and any amendments thereto, any other future filings with the SEC, including filings on Form 20-F or Form 6-K, on the websites of Bitauto Holdings Limited and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed Offering, and in other publicity materials in connection with the Proposed Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

(Signature Page to follow)

/s/ iResearch Consulting Group

[Signature Page to iResearch Consent Letter]